EXHIBIT 99

                    PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                          www.peoplesbancorp.com


NEWS RELEASE


FOR IMMEDIATE RELEASE                    Contact: John W. Conlon
---------------------                             Chief Financial Officer
April 19, 2006                                    (740) 373-3155

                    PEOPLES BANCORP INC. REPORTS 27% INCREASE
                       IN FIRST QUARTER EARNINGS PER SHARE
      ---------------------------------------------------------------------

         MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) announced today earnings per diluted share of $0.56 for the first quarter of 2006, up 27% over $0.44 a year ago. Net income was $5,931,000 for the quarter ended March 31, 2006, a 26% increase compared to $4,692,000 earned in 2005's first quarter. Return on average equity improved to 13.02% for the first quarter of 2006, from 10.85% a year ago, and return on average assets was 1.30% compared to 1.05% for the same periods, respectively.
          "We are very pleased with our strong start to 2006 as reflected in improved first quarter results," commented Mark F. Bradley, President and CEO. "Key drivers of our earnings growth were higher net interest income levels, increased insurance and investment revenues and a lower provision for loan losses. In addition, we experienced modest loan growth, despite some expected loan payoffs."
         Net interest income improved 6% to $13,503,000 in the first quarter of 2006, from $12,712,000 a year ago, as average earning assets and related interest income increased more than average interest-bearing liabilities and related funding costs. In the first quarter of 2006, average earning assets were up $38 million from the same period a year ago, as a direct result of increased average loan balances, while average interest-bearing liabilities grew $21 million. Net interest margin was 3.40% for the quarter ended March 31, 2006, compared to 3.39% for the fourth quarter of 2005 and 3.27% for the first quarter of 2005.
         "First quarter net interest income and margin exceeded expectations," said Jack Conlon, Chief Financial Officer. "The Federal Reserve's efforts to increase the general level of market interest rates have resulted in improvements in asset yields that exceeded the increase in funding costs when compared to the same quarter of 2005. However, we expect the repricing of maturing interest-bearing liabilities, the current flat yield curve, and competitive loan and deposit pricing to pressure our net interest margin for the remainder of 2006."
         The provision for loan losses was $268,000 for the first quarter of 2006, down sharply from $941,000 in the first quarter of 2005. The provision is based on management's in depth quarterly analysis of the loan portfolio and historical loss experience and is directionally consistent with Peoples' loan quality and improving loss experience. The first quarter of 2005 included a specific provision of $500,000 for a group of loans that management determined to be impaired. First quarter 2006 net charge-offs decreased 37% to $316,000 from $499,000 a year ago and decreased 43% from the $550,000 experienced in the fourth quarter of 2005, attributable to a reduced amount of loans deemed uncollectible. The largest portion of first quarter 2006 net charge-offs related to commercial loans, while real estate loans comprised over half of the first quarter of 2005 net charge-offs. The allowance for loan losses was $14.7 million, or 242.7% of nonperforming loans, at March 31, 2006, compared to 225.2% at year-end and 208.1% at March 31, 2005.
         Non-interest income, excluding gains and losses on security and asset transactions, totaled $8,096,000 for first quarter of 2006, up 14% compared to a year ago due mostly to higher insurance revenues. In the first quarter of 2006, Peoples' insurance and investment commissions totaled $3,375,000 versus $2,654,000 a year ago, a 27% increase, with $556,000 of additional performance based commission income accounting for nearly all of this growth. Deposit account service charges remain a significant source of non-interest income, totaling $2,461,000 and $2,274,000 for the first quarters of 2006 and 2005, respectively.
         "For several quarters, we have worked to grow non-traditional revenues and reduce our reliance on margin-based revenue," stated Bradley. "Performance based commission income, which is typically earned in the first quarter of the year, accounted for much of the first quarter increase in non-interest income. We are very pleased with the increased insurance income, which was the result of good volume and loss performance at our insurance agency and other strategic actions."

         In the first quarter of 2006, total non-interest expense was up 3% to $13.1 million, compared to the first quarter of 2005. Salaries and benefits, Peoples' largest operating expense, were $6.9 million for the first quarter of 2006, up from $6.7 million a year ago, the result of annual salary adjustments and higher incentive costs based on Peoples' performance. Peoples also recorded stock option expense of $124,000 in the first quarter of 2006 under the new stock-based compensation accounting rules adopted on January 1, 2006. Approximately $97,000 of this expense was for options granted to certain employees in 2006 deemed vested for expense recognition due to the implicit service period under Peoples' stock option plans. Marketing expense was up 25% in the first quarter of 2006, largely attributable to costs associated with Peoples' deposit growth campaign implemented in late 2005. Compared to the fourth quarter of 2005, non-interest expense grew 4%, as the expected increase in salaries and benefits was offset by decreases in several major expense areas, including occupancy and equipment costs, state franchise taxes and intangible amortization expense.
         "We are comfortable with the increase in non-interest expense in the first quarter, as well as the improved efficiency ratio and better than expected financial results," stated Bradley. "We remain committed to controlling expenses to help mitigate the impact of interest rate pressures on our earnings."
         Peoples' effective tax rate was 28.4% for the first quarter of 2006 versus 26.6% a year ago. The increase in the effective rate was due to higher pre-tax income without a comparable increase in tax-exempt income and reflects management's current estimate of the approximate annual effective rate for 2006.
         At March 31, 2006, portfolio loans totaled $1.08 billion, up $7.2 million from the prior year-end balance. Much of this increase was the result of commercial loan originations, while consumer loan balances (primarily indirect loans), excluding overdrafts, grew $1.9 million, representing the fourth consecutive quarter of consumer loan growth. As part of its mortgage banking activities, Peoples was servicing $147.4 million of fixed-rate real estate loans at March 31, 2006, that were sold to the secondary market, compared to $144.3 million at December 31, 2005.
         "Continued demand for loans in key markets and lower than expected payoffs were key factors in loan growth during the quarter," commented Bradley. "Lending opportunities exist in our markets, and our lenders are focused on originating quality loans."
         Nonperforming loans were $6.0 million, or 0.56% of total loans, at March 31, 2006, down from $6.5 million, or 0.61%, at December 31, 2005. Total nonperforming assets declined $760,000 during the first quarter of 2006 to $6.1 million, or 0.33% of total assets, compared to $6.8 million, or 0.37% at the end of 2005. Due largely to the decline in nonperforming loans, the allowance for loan losses grew to 242.7% of nonperforming loans at quarter-end, compared to 225.2% at December 31, 2005.
         At March 31, 2006, total deposits were $1.14 billion, up $50.3 million from $1.09 billion at year-end 2005. Interest-bearing deposits grew $46.3 million to $972.8 million, due to higher certificates of deposit balances resulting from certain promotional offerings and an increase in brokered deposits. As a result of the deposit growth campaign initiated in late 2005, non-interest-bearing deposits grew $4.1 million in the first quarter of 2006, totaling $166.8 million at March 31, 2006.
         "Overall, our first quarter results provide the foundation for solid earnings momentum," summarized Bradley. "We continue to build on recent success to create long-term shareholder value, as we work through difficult operating conditions that include industry-wide interest rate pressures and intense competition for loans and deposits."
         Peoples Bancorp Inc., a diversified financial products and services company with $1.9 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 48 locations and 34 ATMs in Ohio, West Virginia and Kentucky. Peoples' financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples' common shares are traded on the NASDAQ National Market under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
-----------------------------------
         Peoples will conduct a facilitated conference call to discuss first quarter of 2006 results of operations today at 11:00 a.m. eastern daylight time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (877) 407-8033. A simultaneous Webcast of the conference call audio will be available online via the Investor Relations section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation or download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.


Safe Harbor Statement:
---------------------
         This press release may contain certain forward-looking statements with respect to Peoples' financial condition, results of operations, plans, objectives, future performance and business. Except for the historical and present factual information contained in this press release, the matters discussed in this press release, and other statements identified by words such as "feel," "expect," "believe," "plan," "will," "would," "should," "could" and similar expressions are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions which may increase significantly; (2) changes in the interest rate environment which may adversely impact interest margins; (3) prepayment speeds, loan originations and sale volumes, charge-offs and loan loss provisions may be less favorable than expected; (4) general economic conditions may be less favorable than expected;
(5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) legislative or regulatory changes or actions may adversely affect Peoples' business; (7) changes and trends in the securities markets; (8) a delayed or incomplete resolution of regulatory issues that could arise; (9) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity; (10) the costs and effects of regulatory and legal developments, including the outcome of regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; (11) the integration of acquired businesses may not be successful or the integration may take longer to accomplish than expected; (12) the expected synergies from acquisitions may make it difficult to maintain relationships with clients, associates and suppliers; and (13) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission ("SEC"), including those risk factors included in the disclosure under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Peoples does not commit to any obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release, except as required by applicable law. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.

PEOPLES BANCORP INC.  (NASDAQ:  PEBO)
Financial Highlights (Unaudited)

                                                             ------------------------------------------------------
                                                                              Three Months Ended
                                                                March 31,         December 31,        March 31,
(in $000's, except per share data)                                 2006               2005              2005
                                                             ------------------------------------------------------
PER SHARE DATA
Net income per share:
   Basic                                                      $          0.56    $          0.54   $          0.45
   Diluted                                                    $          0.56    $          0.53   $          0.44
Cash dividends declared per share                             $          0.20    $          0.20   $          0.19
Book value per share                                          $         17.51    $         17.40   $         16.61
Tangible book value per share (a)                             $         11.00    $         10.82   $          9.84
Closing stock price at end of period                          $         30.00    $         28.53   $         26.90
Dividend payout as a percentage of net income                           35.74%             37.34%            42.39%
Actual shares outstanding (net of treasury shares)                 10,543,483         10,518,980        10,393,879
Weighted average shares outstanding:
   Basic                                                           10,530,444         10,501,679        10,419,189
   Diluted                                                         10,655,233         10,631,310        10,558,003
PERFORMANCE RATIOS (b)
Return on average equity                                                13.02%             12.50%            10.85%
Return on average assets                                                 1.30%              1.21%             1.05%
Efficiency ratio (c)                                                    56.67%             57.09%            59.60%
Net interest margin (fully-tax equivalent)                               3.40%              3.39%             3.27%
Net loan charge-offs as a percentage of average loans                    0.12%              0.20%             0.20%
                                                             -----------------  -----------------  ----------------

(a) Excludes the balance sheet impact of intangible assets acquired through acquisitions.
(b)  Ratios are presented on an annualized basis.
(c) Non-interest expense (less intangible amortization) as a percentage of fully tax-equivalent net interest income plus non-interest income (less securities and asset disposal gains/losses).



                                                             ------------------------------------------------------
                                                                              Three Months Ended
                                                                March 31,         December 31,        March 31,
(in $000's, except per share data)                                 2006               2005              2005
                                                             ------------------------------------------------------
PROVISION FOR LOAN LOSSES
Provision for Overdraft Privilege losses                      $            56    $           212   $            30
Provision for other loan losses                               $           212    $           350   $           911
                                                             -----------------  -----------------  ----------------
     Total provision for loan losses                          $           268    $           562   $           941

NET CHARGE-OFFS
Gross charge-offs                                             $           653    $         1,103   $         1,068
Recoveries                                                                337                553               569
                                                             -----------------  -----------------  ----------------
     Net charge-offs                                          $           316    $           550   $           499

Commercial                                                    $           137    $           143   $            43
Overdrafts                                                                104                199                88
Real estate                                                                90                113               315
Consumer                                                                  (13)                97                61
Credit card                                                                (2)                (2)               (8)
                                                             -----------------  -----------------  ----------------
     Total net charge-offs                                    $           316    $           550   $           499
                                                             -----------------  -----------------  ----------------


                                      PEOPLES BANCORP INC. CONSOLIDATED AVERAGE BALANCE SHEET AND NET INTEREST INCOME

                                     -----------------------------------------------------------------------------------------------
                                                                            Three Months Ended
                                     -----------------------------------------------------------------------------------------------
                                             March 31, 2006                 December 31, 2005                  March 31, 2005
                                     -------------------------------  -------------------------------  -----------------------------
(in $000's)                            Balance   Income/ExpeYield/      Balance   Income/ExpYield/       Balance   Income/ExpeYield/
                                                              Cost                            Cost                              Cost
                                     -----------------------------------------------------------------------------------------------
Short-term investments               $     3,972  $      40  4.05%    $     2,612 $      23  3.51%     $     2,567  $      12  1.80%
Investment securities (a)                587,564      7,141  4.86         599,373     7,149  4.77          599,467      6,698  4.47
Gross loans (a)                        1,072,563     18,997  7.09       1,066,308    18,639  6.96        1,023,825     16,327  6.47
Allowance for loan losses                (14,834)                         (14,707)                         (14,850)
                                     -------------------------------  -------------------------------  -----------------------------
Total earning assets                   1,649,265     26,178  6.40%      1,653,586    25,811  6.22%       1,611,009     23,037  5.76%
Intangible assets                         68,980                           69,594                           70,614
Other assets                             129,345                          130,215                          127,746
                                     ------------                     ------------                     ------------
  Total assets                         1,847,590                        1,853,395                        1,809,369
Interest-bearing deposits:
  Savings                                127,596        198  0.63%        136,287       249  0.72%         154,344        290  0.76%
  Interest-bearing demand deposits       289,206      1,596  2.24         299,761     1,582  2.09          279,319      1,007  1.46
  Time deposits                          538,934      4,848  3.65         496,316     4,255  3.40          495,992      3,808  3.11
                                     -------------------------------  -------------------------------  -----------------------------
    Total interest-bearing deposits      955,736      6,642  2.82         932,364     6,086  2.59          929,655      5,105  2.23
Short-term borrowings                    165,332      1,767  4.33         170,696     1,652  3.84           91,945        546  2.41
Long-term borrowings                     361,385      3,836  4.25         393,116     4,114  4.19          439,523      4,280  3.90
                                     -------------------------------  -------------------------------  -----------------------------
  Total borrowed funds                   526,717      5,603  4.28         563,812     5,766  4.02          531,468      4,826  3.66
                                     -------------------------------  -------------------------------  -----------------------------
    Total interest-bearing             1,482,453     12,245  3.34%      1,496,176    11,852  3.13%       1,461,123      9,931  2.75%
    liabilities
Non-interest-bearing deposits            164,722                          162,312                          155,607
Other liabilities                         15,715                           15,166                           17,235
                                     ------------                     ------------                     ------------
  Total liabilities                    1,662,890                        1,673,654                        1,633,965
Stockholders' equity                     184,700                          179,741                          175,404
                                     ------------                     ------------                     ------------
  Total liabilities and equity       $ 1,847,590                      $ 1,853,395                      $ 1,809,369

Net interest income/spread (a)                    $  13,933  3.06%                $  13,959  3.09%                  $  13,106  3.01%
Net interest margin (a)                                      3.40%                           3.39%                             3.27%
                                     -----------------------------------------------------------------------------------------------

(a) Information presented on a fully tax-equivalent basis.



                                          PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME

                                                      ----------------------------------
                                                             Three Months Ended
                                                                  March 31,
(in $000's)                                                  2006              2005
                                                         -------------------------------
Interest income                                        $       25,748    $       22,643
Interest expense                                               12,245             9,931
                                                      ----------------  ----------------
     Net interest income                                       13,503            12,712
Provision for loan losses                                         268               941
                                                      ----------------  ----------------
Net interest income after provision for loan losses            13,235            11,771
Net gain on securities transactions                                 -               233
Net gain on asset disposals                                        18                 8
Non-interest income:
    Insurance and investment commissions                        3,375             2,654
    Service charges on deposits                                 2,461             2,274
    Fiduciary revenues                                            777               757
    Electronic banking revenues                                   697               647
    Business owned life insurance                                 406               454
    Mortgage banking income                                       170               117
    Other non-interest income                                     210               224
                                                      ----------------  ----------------
        Total non-interest income                               8,096             7,127
Non-interest expense:
    Salaries and benefits                                       6,912             6,686
    Net occupancy and equipment                                 1,242             1,289
    Professional fees                                             612               665
    Amortization of intangible assets                             582               688
    Marketing                                                     475               381
    Data processing and software                                  468               461
    Franchise taxes                                               445               411
    Bankcard costs                                                289               282
    Other non-interest expense                                  2,041             1,884
                                                      ----------------  ----------------
        Total non-interest expense                             13,066            12,747
                                                      ----------------  ----------------
Income before income taxes                                      8,283             6,392
Income tax expense                                              2,352             1,700
                                                      ----------------  ----------------
        Net income                                     $        5,931    $        4,692
                                                      ----------------  ----------------


                                          PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

                                                         ----------------  ----------------  ----------------
(in $000's, end of period)                                  March 31,       December 31,        March 31,
                                                              2006              2005              2005
                                                         ----------------  ----------------  ----------------
LOAN PORTFOLIO
Commercial, mortgage                                     $       466,707    $      504,923   $       457,667
Commercial, other                                                182,801           136,331           128,898
Real estate, construction                                         52,698            50,745            32,120
Real estate, mortgage                                            310,048           316,081           334,681
Consumer                                                          66,773            63,796            59,634
                                                         ----------------  ----------------  ----------------
     Total loans                                         $     1,079,027    $    1,071,876   $     1,013,000
DEPOSIT BALANCES
Interest-bearing deposits:
   Retail certificates of deposit                        $       493,235    $      465,148   $       451,359
   Interest-bearing transaction accounts                         183,411           178,030           187,034
   Savings accounts                                              129,556           131,221           151,592
   Money market deposit accounts                                 106,367           110,372           111,224
   Brokered certificates of deposits                              60,255            41,786            44,837
                                                         ----------------  ----------------  ----------------
        Total interest-bearing deposits                          972,824           926,557           946,046
Non-interest-bearing deposits                                    166,782           162,729           157,087
                                                         ----------------  ----------------  ----------------
Total deposits                                           $     1,139,606    $    1,089,286   $     1,103,133
                                                         ----------------  ----------------  ----------------
ASSET QUALITY
Nonperforming assets (in $000's, end of period):
   Loans 90 days or more past due                        $             -   $           251   $            84
   Renegotiated loans                                                  -                 -             1,116
   Nonaccrual loans                                                6,045             6,284             6,105
   Other real estate owned                                            38               308               873
                                                         ----------------  ----------------  ----------------
        Total nonperforming assets                       $         6,083   $         6,843   $         8,178
Allowance for loan losses as a percent of
    nonperforming loans (a)                                       242.7%            225.2%            208.1%
Nonperforming loans as a percent of total loans (a)                0.56%             0.61%             0.72%
Nonperforming assets as a percent of total assets                  0.33%             0.37%             0.46%
Nonperforming assets as a percent of total loans and
    other real estate owned                                        0.56%             0.64%             0.81%
Allowance for loan losses as a percent of total loans              1.36%             1.37%             1.50%

REGULATORY CAPITAL (b)
Tier 1 risk-based capital                                         11.97%            11.60%            11.16%
Total risk-based capital ratio (Tier 1 and Tier 2)                13.26%            12.91%            12.52%
Leverage ratio                                                     8.40%             8.10%             7.60%
Tier 1 capital                                           $       150,032   $       144,994   $       131,546
Total capital (Tier 1 and Tier 2)                        $       166,215   $       161,356   $       147,516
Total risk-weighted assets                               $     1,253,343   $     1,250,105   $     1,178,647

SUPPLEMENTAL DATA
Trust assets under management                            $       684,659   $       658,708   $       626,829
Mortgage loans serviced for others                               147,389           144,339           124,078
Employees (full-time equivalent)                                     525               531               530
Announced treasury share plans: (c)
    Total shares authorized for plan                             400,000           525,000           525,000
    Shares purchased                                                   -                 -            59,700
    Average price                                        $             -   $             -   $         26.78
                                                         ----------------  ----------------  ----------------

(a) Nonperforming loans include loans 90 days past due and accruing, renegotiated loans and nonaccrual loans.
(b) March 31, 2006, data based on preliminary analysis and is subject to revision.
(c) 2006 data reflects 2006 Stock Repurchase Program of 400,000 shares. 2005 data reflects 2005 Stock Repurchase Program of 525,000 shares. The amount of shares purchased for treasury and average price paid are presented for the three-month period ended on the date indicated.


                                           PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS

                                                                                ------------------     ------------------
(in $000's)                                                                         March 31,            December 31,
                                                                                      2006                   2005
                                                                                ------------------     ------------------
ASSETS Cash and cash equivalents:
   Cash and due from banks                                                      $          32,779      $          35,564
   Interest-bearing deposits in other banks                                                   904                  1,084
   Federal funds sold                                                                       2,000                  3,000
                                                                                ------------------     ------------------
       Total cash and cash equivalents                                                     35,683                 39,648
Available-for-sale investment securities, at estimated fair value
    (amortized cost of $594,876 at March 31, 2006 and $591,022
   at December 31, 2005)                                                                  588,787                589,313
Loans, net of unearned interest                                                         1,079,027              1,071,876
Allowance for loan losses                                                                 (14,672)               (14,720)
                                                                                ------------------     ------------------
   Net loans                                                                            1,064,355              1,057,156
Loans held for sale                                                                         1,910                  1,103
Bank premises and equipment, net of accumulated depreciation                               23,163                 23,486
Business owned life insurance                                                              47,399                 46,993
Goodwill                                                                                   59,773                 59,767
Other intangible assets                                                                     8,917                  9,513
Other assets                                                                               30,539                 28,298
                                                                                ------------------     ------------------
          TOTAL ASSETS                                                          $       1,860,526      $       1,855,277
                                                                                ------------------     ------------------

LIABILITIES
Non-interest-bearing deposits                                                   $         166,782      $         162,729
Interest-bearing deposits                                                                 972,824                926,557
                                                                                ------------------     ------------------
     Total deposits                                                                     1,139,606              1,089,286
Federal funds purchased, securities sold under repurchase agreements,
   and other short-term borrowings                                                        194,038                173,696
Long-term borrowings                                                                      294,660                362,466
Junior subordinated notes held by subsidiary trusts                                        29,372                 29,350
Accrued expenses and other liabilities                                                     18,181                 17,402
                                                                                ------------------     ------------------
          TOTAL LIABILITIES                                                             1,675,857              1,672,200

STOCKHOLDERS' EQUITY
Common stock, no par value (24,000,000 shares authorized, 10,874,222 shares issued at March 31, 2006, and
   10,869,655 shares issued at December 31, 2005)                                         162,345                162,231
Retained earnings                                                                          34,551                 30,740
Accumulated comprehensive (loss) income, net of deferred income taxes                      (3,962)                (1,116)
Treasury stock, at cost (330,739 shares at March 31, 2006,
   and 350,675 shares at December 31, 2005)                                                (8,265)                (8,778)
                                                                                ------------------     ------------------
          TOTAL STOCKHOLDERS' EQUITY                                                      184,669                183,077
                                                                                ------------------     ------------------
                  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $       1,860,526      $       1,855,277
                                                                                ------------------     ------------------



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